EXHIBIT 99.COE


                                    PART II

The Boards of Trustees of Kelmoore Strategic Trust and Kelmoore Strategy(R) Variable Trust (the Trusts") and the Board of Directors of Kelmoore Investment Company, Inc. (together with the Trust, the "Companies") have adopted this Part II of the Code applicable to Kelmoore Strategic Trust's Chairman of the Board, President and Chief Executive Officer, and Treasurer and Kelmoore Strategy(R) Variable Trust's Chairman of the Board, President, and Treasurer (the "Covered Officers") to promote:

     o honest and ethical conduct, including the ethical handling of conflicts of interest;

     o    full, fair, accurate, timely and understandable disclosure;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting to an appropriate person or persons identified in the Part II of the Code of violations of Part II; and

     o    accountability for adherence to Part II of the Code.

HONEST AND CANDID ACTIONS. Each Covered Officer owes a duty to the Trusts to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Officer must:

     o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trust's policies;

     o observe both the form and spirit of laws and governmental rules and regulations, accounting standards and the Trusts' policies;

     o    adhere to a high standard of business ethics; and

     o place the interests of the Trusts before the Covered Officer's own personal interests.

     All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

ETHICAL HANDLING OF ACTUAL AND APPARENT CONFLICTS OF INTEREST. Guiding Principles. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Trusts. Such conflicts can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for a Trust objectively and effectively. For example, a conflict of interest would arise if a Covered Officer, or a family member thereof, receives improper personal benefits as a result of that Officer's position in a Trust. In addition, officers and other personnel of a Trust should be sensitive to situations that create apparent conflicts of interest. Service to the Trusts should never be subordinated to personal gain and advantage.

Certain conflicts of interest covered by this Part II arise out of the relationships between Covered Officers and the Trusts that already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Trust because of their status as "affiliated persons" of the Trust. As to the existing statutory and regulatory prohibitions on individual behavior, this Code will not apply]. Covered Officers must in all cases comply with applicable statutes and regulations.

As to conflicts arising out of or resulting from the contract relationship between a Trust and the Advisor of which a Covered Officer is also an officer or employee, the Board recognizes that, subject to the Advisor's fiduciary duties to the Trust, in the normal course of the Covered Officer's duties (whether formally for the Trust or the Advisor, or for both), he or she will be involved in establishing policies and implementing decisions that may have different effects on the Advisor and the Trust. The Board recognizes that the Covered Officer's participation in such activities is inherent in the contract relationship between the Trust and the Advisor and is consistent with the Board's expectation of the Covered Officer's performance of his or her duties as an officer of the Trust. In addition, the Board recognizes that a


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Covered Officer also may also be an officer or employee of other investment companies advised by the same Advisor and the principles of this paragraph apply to the Covered Officer acting in such capacities as well.

Each Covered Officer must:

     o    avoid conflicts of interest wherever possible;

     o    handle any actual or apparent conflict of interest ethically;

     o not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Trust whereby the Covered Officer would benefit personally to the detriment of the Trust or a series;

     o not cause a Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit such Trust;

     o not use knowledge of portfolio transactions made or contemplated for a series of a Trust to profit or cause others to profit, by the market effect of such transactions;

     o as described in more detail below, discuss any material transaction or relationship that is not covered under Part I of this Code AND could reasonably be expected to give rise to a conflict of interest with the Trusts' Chief Legal Officer (the "CLO") and obtain written advice from the CLO for all material transactions, which shall be reported to each Company's Board of Trustees or Directors, as the case may be (collectively, the "Board") at its next meeting.

     o Complete and return at least annually the Trusts' Trustees and Officers' Questionnaire.

Conflict of interest situations that should always be discussed with the CLO,if material, include the following:

     o any outside business activity that detracts, or appears to detract, from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Trusts;

     o    service as a director on the board of any public or private company;

     o    the receipt of any gifts of a value in excess of $200;

     o the receipt of any entertainment from any company with which a Trust has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member;

     o any ownership interest in, or any consulting or employment relationship with, any of the Trusts' service providers, other than its Advisor;

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

DISCLOSURE. Each Covered Officer is required to be familiar, and comply, with the Trusts' disclosure controls and procedures so that the Trusts' reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trusts' other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely, and understandable disclosure.

Each Covered Officer must:

     o become familiar with the disclosure requirements applicable to the Trusts as well as the business and financial operations of the Trusts; and


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     o    not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts' internal auditors, independent trustees, and independent auditors, and to governmental regulators and self-regulatory organizations.

COMPLIANCE. The Trusts' and the Advisor's policy is to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

REPORTING AND ACCOUNTABILITY. Each Covered Officer must:

     o upon receipt of Part II of the Code, sign and submit to the Company's Compliance Officer an acknowledgement stating that he or she has received, read, and understands Part II of the Code.

     o annually thereafter submit a form to the Company's Compliance Officer confirming that he or she has received, read and understands Part II of the Code and has complied during the past year with the requirements of Part II of the Code.

     o not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith.

     o notify the CLO promptly if he or she becomes aware of any existing or potential violation of this Part II of the Code. Failure to do so is itself a violation of this Part II of the Code.

Except as described otherwise below, the CLO or other designated senior officer of the applicable Company is responsible for applying this Part II to specific situations in which questions are presented, and each such officer shall have the authority to interpret this Part II in any particular situation. The CLO or other designated senior officer of a Company shall take all action he or she considers appropriate to investigate any actual or potential violations reported.

The CLO or other designated senior officer of the Company is authorized to consult, as appropriate, with the chair of, or, the full Audit Committee, all of the disinterested trustees as a group, or a full Board. The CLO or other designated senior officer of the Companies is responsible for granting waivers and determining sanctions, as appropriate.(1) In addition, approvals, interpretations, or waivers sought by the Principal or Chief Executive Officer of the Companies will be considered by each of the Audit Committees.

The Trusts and the Advisor will follow these procedures in investigating and enforcing this Part II, and in reporting on Part II of the Code:

     o the CLO or other designated senior officer of the Trusts or the Advisor will take all appropriate action to investigate any violations reported to it;

     o violations and potential violations will be reported to the Boards of the Trusts and the Advisor after such investigation;

     o if a Committee determines that a violation has occurred, it will inform the Board of Directors which will take all appropriate disciplinary or preventive action;

     o appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities; and

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(1)       The SEC rules do not address how this Part II of the Code should be administered. It seems appropriate, given the seniority of the Covered Officers, that investigations and interpretations be the responsibility of the investment advisor's senior or other designated senior legal officer, if any, and determinations of sanctions and granting of waivers be the responsibility of a board committee composed of disinterested trustees, all of the disinterested trustees, or the entire board of trustees of both Trusts and the Advisor. If the Covered Officer is employed by one of the Trust's service providers, consideration may be given to granting authority to the Trust's CEO or an AD HOC Committee of the Board for investigations, interpretations, determinations of sanctions, and granting of waivers.


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     o    any changes to or waivers of Part II of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.(2)

OTHER POLICIES AND PROCEDURES. The Trusts' and the Advisor's/Principal Underwriter's Code under Rule 17j-1 under the 1940 Act (Part I hereof) and the Advisor's more detailed policies and procedures set forth in the Advisor's/Principal Underwriter's respective compliance manuals are separate requirements applying to Covered Officers and others, and are not part of this
Part II.

VIII. AMENDMENTS

     Part II may not be amended except in written form, which is specifically approved by a majority vote of each Trust's Board of Trustees, including a majority of the disinterested trustees.

IX. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of Boards of the Trusts and their independent counsel and its Advisor.

X. INTERNAL USE

     Part II of the Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of either Trust, as to any fact, circumstance, or legal conclusion.

I HAVE READ AND UNDERSTOOD THIS PART II OF THE CODE. I HAVE COMPLIED WITH THE REQUIREMENTS OF THIS PART II OF THE CODE AND HAVE DISCLOSED OR REPORTED ALL INFORMATION REQUIRED TO BE DISCLOSED OR REPORTED PURSUANT TO THIS PART II OF THE CODE.


SIGNATURE___________________________________            DATE____________________

PRINT NAME__________________________________










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(2)       Item 2 of Form N-CSR defines "waiver" as "the approval by a Trust of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the [Trust's] failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the Trust.


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                            List of Covered Officers
                                As of 10/31/2003
                                ================


KELMOORE STRATEGIC TRUST

Richard D. Stanley, Chairman of the Board of Trustees
Matthew Kelmon, President and Chief Executive Officer
Tamara Beth Wendoll, Secretary and Treasurer


KELMOORE STRATEGY(R) VARIABLE TRUST

Michael Romanchak, Chairman of the Board of Trustees
Shawn K. Young, President and Treasurer